Exhibit 99.1

200 Connell Drive

Berkeley Heights, NJ 07922

GENTA GRANTED EXTENSION TO ACHIEVE COMPLIANCE WITH NASDAQ

LISTING REQUIREMENTS

BERKELEY HEIGHTS, NJ – March 27, 2008 – Genta Incorporated (NASDAQ: GNTA) announced that the NASDAQ Listing Qualifications Panel has granted the Company’s request for an extension of time to achieve full compliance with the applicable NASDAQ listing requirements. Pursuant to the Panel’s decision, the listing of the Company’s common stock will be transferred from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the open of trading on Friday, March 28, 2008. The Company will continue to trade under its existing symbol, GNTA.

As disclosed on November 16, 2007 and January 11, 2008, the Company was previously notified by NASDAQ that it no longer satisfied the stockholders’ equity requirement for continued listing on The NASDAQ Global Market, as set forth in Marketplace Rule 4350(a)(3). In response, the Company appeared before the Panel at a hearing on February 21, 2008.

The Company’s continued listing on The NASDAQ Capital Market is subject to the Company’s compliance with certain conditions, including evidence of the Company’s ability to sustain compliance with the $2.5 million stockholders’ equity requirement, as set forth in Marketplace Rule 4310(c)(3), and the submission of the required transfer application to NASDAQ within the next seven days. The Company currently expects to be able to comply with the Panel’s conditions for continued listing on The NASDAQ Capital Market; however, there can be no assurance that the Company will be able to achieve or sustain such compliance.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

908-286-3980

info@genta.com